Exhibit 4.1

FORM OF

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This Amendment to Common Stock Purchase Warrant (this “Amendment”), dated as of March 29, 2018, is being entered into by and between Evoke Pharma, Inc., a Delaware corporation (the “Company”), and _____________________ (the “Holder”).

WHEREAS, the Holder is the record and beneficial owner of certain warrants (the “Existing Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share, set forth on Exhibit A hereto; and

WHEREAS, the Company and the Holder have agreed to amend the Existing Warrants in the manner provided in this Amendment (the Existing Warrants, as so amended, the “Warrants”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

Section 1.Amendment to Warrant.  The Existing Warrants are amended by replacing the fourth sentence of Section 3(d) of each Existing Warrant in its entirety with the following sentence:

“Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value (as defined below) of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction.”

Section 2.Most Favored Nations. The Company covenants and agrees that it has not entered into an amendment agreement with any other holder of Existing Warrants (each, an “Other Holder”) for any material amendments, modifications or exchanges to the terms of such Existing Warrants (or settlement or exchange of such Existing Warrants for other material consideration) (each, a “More Favorable Agreement”), that is more favorable to such Other Holder than those of the Holder pursuant to this Agreement.  If the Company enters into a More Favorable Agreement with terms that are materially different from this Agreement (“material” shall be in the reasonable determination of the Holder), then (i) the Company shall provide written notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement that shall be, without any further action by the Holder or the Company, automatically and retroactively to the date hereof, amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of such more favorable material terms and/or conditions (as the case may be) set forth in such More Favorable Agreement, provided that, upon written notice to the Company within five business days of such Company’s written notice, the Holder may elect not to accept the benefit of any such amended or modified material term or condition, in which event the material terms or conditions contained in this Agreement shall continue to apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder.  The provisions of this paragraph shall apply similarly and equally to each More Favorable Agreement and shall be effective whether or not the Holder holds Existing Warrants at such time.  The Company will notify the Holder any time it enters into any agreement with any Other Holder relating to the Existing Warrants and, at the request of the Holder, provide the Holder with such agreement for its review.

Section 3.Miscellaneous.

(A)No Other Amendment.  Except for the matters set forth in this Amendment, all other terms of the Warrants shall remain unchanged and in full force and effect.

(B)Governing Law.  This Amendment shall be governed by and construed in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.

(C)Counterparts.  This Amendment may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

The parties hereto have executed this Amendment as of the date first written above.

EVOKE PHARMA, INC.

By:

Name:
Title:

[HOLDER]

By:

Name:
Title: